TRANSFER AND ASSUMPTION AGREEMENT

Transfer and Assumption Agreement dated as of March 30, 2012, among g Fiduciary Asset Management LLC ("FAMCO LLC"), a Delaware limited liability company having its principal office and place of business at 8235 Forsyth Boulevard, Clayton, Missouri, Piper Jaffray Investment Management Inc. ("Piper Jaffray"). a Delaware corporation having its principal office and place of business at 800 Nicollet Mall, Minneapolis, Minnesota ("Piper Jaffray"), Advisory Research, Inc. ("Advisory Research"), a Delaware corporation having its principal office and place of business at 180 N Stetson Avenue, Chicago, Illinois, Guggenheim Funds Investment Advisors, LLC (formerly known as Claymore Advisors, LLC) ("Guggenheim"), a Delaware limited liability company having its principal office and place of business at 2455 Corporate West Drive, Lisle, Illinois, and Fiduciary/Claymore MLP Opportunity Fund (the "Fund"), a Delaware statutory trust having its principal office and place of business at 2455 Corporate West Drive, Lisle, Illinois.

WHEREAS, Fiduciary Asset Management, LLC, a Missouri limited liability company (the "Predecessor"), entered into an Investment Sub-Advisory Agreement dated February 2, 2010 (the "Agreement") among the Predecessor, Guggenheim and the Fund;

WHEREAS, the Predecessor and Fiduciary Asset Management Inc. ("FAMCO"), a Delaware corporation having its principal office and place of business at 8235 Forsyth Boulevard, Clayton, Missouri, entered into an Agreement and Plan of Merger dated December 20, 2010, with FAMCO being the surviving entity;

WHEREAS, FAMCO and FAMCO LLC propose to enter into an Agreement and Plan of Merger, with FAMCO LLC being the surviving entity (the "Merger");

WHEREAS, upon completion of the Merger, FAMCO LLC will provide the services under the Agreement;

WHEREAS, FAMCO LLC and Advisory Research are both (i) registered investment advisers under the Investment Advisers Act of 1940, as amended, and (ii) direct, wholly-owned subsidiaries of Piper Jaffray;

WHEREAS, upon completion of the Merger, FAMCO LLC proposes to transfer all of the assets and liabilities arising under the advisory agreements with clients served by FAMCO LLC's dedicated advisory and support team for FAMCO LLC's Master Limited Partnerships ("MLPs") strategy (the "MLP Team") to its direct parent company, Piper Jaffray (the "FAMCO LLC Transfer");

WHEREAS, upon completion of the FAMCO LLC Transfer, Piper Jaffray proposes to transfer all of the assets and liabilities arising under the advisory agreements with clients served by the MLP Team to Advisory Research (the "Piper Jaffray Transfer" and together with the FAMCO LLC Transfer, the "Reorganization");

WHEREAS, upon completion of the Reorganization, FAMCO personnel currently providing services to the Fund will no longer be employees of FAMCO and will become employees of Advisory Research;

WHEREAS, upon completion of the FAMCO LLC Transfer, FAMCO LLC desires to transfer its rights under the Agreement to Piper Jaffray, in consideration of the assumption by Piper Jaffray of all obligations and liabilities of FAMCO LLC under the Agreement; and

WHEREAS, upon completion of the Piper Jaffray Transfer, Piper Jaffray desires to transfer its rights under the Agreement to Advisory Research, in consideration of the assumption by Advisory Research of all obligations and liabilities of Piper Jaffray under the Agreement.

NOW, THEREFORE, FAMCO LLC hereby transfers to Piper Jaffray, upon completion of the FAMCO LLC Transfer, the entire right, title and interest of FAMCO LLC under the Agreement, Piper Jaffray hereby undertakes, assumes and agrees to perform and discharge all obligations and liabilities of FAMCO LLC under the Agreement upon completion of the FAMCO LLC Transfer, Guggenheim and the Fund hereby release FAMCO LLC from any further obligations under the Agreement arising from and after the FAMCO LLC Transfer, but FAMCO LLC shall remain liable with respect to all of its obligations and liabilities under the Agreement arising prior to the completion of the FAMCO LLC Transfer;

THEREFORE, Piper Jaffray hereby transfers to Advisory Research, upon completion of the Piper Jaffray Transfer, the entire right, title and interest of Piper Jaffray under the Agreement, Advisory Research hereby undertakes, assumes and agrees to perform and discharge all obligations and liabilities of Piper Jaffray under the Agreement upon completion of the Piper Jaffray Transfer, Guggenheim and the Fund hereby release Piper Jaffray from any further obligations under the Agreement arising from and after the Piper Jaffray Transfer, but Piper Jaffray shall remain liable with respect to all of its obligations and liabilities under the Agreement arising after the completion of the FAMCO LLC Transfer but prior to the completion of the Piper Jaffray Transfer; and

THEREFORE, all terms and conditions of the Agreement shall otherwise remain in full force and effect, except that:

Section 15 (captioned USE OF THE NAME FIDUCIARY) is hereby amended to provide, in its entirety:

15.  USE OF THE NAME ADVISORY RESEARCH OR FAMCO MLP. The Investment Sub-Adviser has consented to the use by the Trust of the name or identifying phrase "Advisory Research" or "FAMCO MLP" in the name of the Trust. Such consent is conditioned upon the employment of the Investment Sub-Adviser as the investment sub-adviser to the Trust. The name or identifying phrase "Advisory Research" or "FAMCO MLP" may be used from time to time in other connections and for other purposes by the Investment Sub-Adviser and any of its affiliates. The Investment Sub-Adviser may require the Trust to cease using "Advisory Research" or "FAMCO MLP" in the name of the Trust if the Trust or the Investment Adviser ceases to employ, for any reason, the Investment Sub-Adviser, any successor thereto or any affiliate thereof as investment sub-adviser of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer and Assumption Agreement to be duly executed by their authorized officers as of the date first set forth above.

Fiduciary Asset Management LLC

By /s/ Wiley D. Angell
Name: Wiley D. Angell
Title: President & CEO

Piper Jaffray Investment Management Inc.

By /s/ Debbra L. Schoneman
Name: Debbra L. Schoneman
Title: Chief Financial Officer

Advisory Research, Inc.

By /s/ Brian M. O'Brien
Name: Brian M. O'Brien
Title: Chairman & CEO

Guggenheim Funds Investment Advisors, LLC

By /s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: General Counsel

Fiduciary/Claymore MLP Opportunity Fund

By /s/ John Sullivan
Name: John Sullivan
Title: Chief Financial Officer